EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION ACQUIRES CONTAINER ASSETS OF
CONTAINER HIRE AND SALES IN PERTH AND AMENDS ITS CREDIT
FACILITY WITH ANZ IN AUSTRALIA
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Assets to be integrated with Royal Wolf, Australia’s Largest Storage Container Sales and Leasing Company

Pasadena, CA - March 20, 2008 - General Finance Corporation (the “Company”) (AMEX: GFN, GFN.WS, and GFN.U) and RWA Holdings Pty Limited (“Royal Wolf”), its indirect 86.2%-owned subsidiary that is the largest seller and lessor of storage containers in Australia, today announced the closing of an asset purchase agreement to acquire the dry and refrigerated container assets of Container Hire and Sales (“CHS”), located south of Perth, Australia for Australian $4.0 million (approximately U.S. $3.7 million).

With this acquisition, Royal Wolf added 630 storage containers, of which approximately 570 units are leased in the mining dominated Western Australia marketplace. This acquisition will ultimately consolidate with an existing customer service center of Royal Wolf in the Bibra Lakes suburb, south of Perth.

Separately, on March 19, 2008 the Company, through Royal Wolf and its Australian subsidiaries, amended its secured credit facility with Australia and New Zealand Banking Group Limited, by increasing the size of the facility by $21.5 million, from $61.6 million to $83.1 million (based upon the exchange rate of one U.S. dollar to $0.8767 Australian dollars at December 31, 2007). Borrowing capacity was increased under this amendment by changing several of the collateral availability calculations and financial covenants. This amendment will provide our Australian subsidiaries with more borrowing capacity with which to finance growth and acquisition opportunities in the Asia-Pacific area.

About General Finance Corporation

The Company, through its 86.2%-owned subsidiary, Royal Wolf, is engaged in the sale and leasing of portable storage containers, portable container buildings and freight containers to a broad cross section of industrial, commercial, educational and government customers throughout Australia.

EXHIBIT 99.1
Cautionary Statement About Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements regarding the proposed acquisition of certain assets of CHS and future prospects of Royal Wolf following such acquisition. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission; such as the Company’s revised definitive proxy statement with respect to the Company’s acquisition of Royal Wolf, its Transition Report on Form 10-K for the six months ended June 30, 2007 and its post-effective amendments on Form S-1. General Finance Corporation disclaims any obligation to update any information contained in any forward-looking statement.

Contact:
John Johnson
Chief Operating Officer
General Finance Corporation
(626) 584-9722 ext. 1009